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                                                                   EXHIBIT 10.3

                              CONSULTING AGREEMENT


      THIS CONSULTING AGREEMENT (this "Agreement"), dated as of June 21, 2000, is entered into by and between USA Networks, Inc., a Delaware corporation (the "Company"), and Barry Baker (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Executive is a director and the President and Chief Operating Officer of the Company and was recruited by the Company to serve in those capacities principally for purposes of managing the Company's disparate business units and bringing such business units together into a more unified, cohesive and focused organization;

      WHEREAS, the Executive has accomplished the principal purposes of his employment by the Company and in so doing has made major contributions to its profitability, growth and financial strength;

      WHEREAS, the Company and the Executive have come to share a common view that, in light of the Executive's accomplishment of his principal objectives, the Company no longer needs the full-time services and attention of a Chief Operating Officer, and that the Executive's management skills and talent would be underdeployed were he to continue in that role with the Company;

      WHEREAS, the Company and the Executive have mutually agreed that the Executive's service as an employee, director and officer of the Company and/or its subsidiaries should cease effective as of June 21, 2000 (the "Effective Date"), but that the Executive should continue to provide certain consulting services to the Company after the Effective Date, on the terms and subject to the conditions hereinafter specified;

      WHEREAS, the Company and the Executive entered into an Employment Agreement dated February 19, 1999 (the "Employment Agreement"), which provides for certain compensation and benefits to the Executive and for certain rights upon the termination of the Executive's employment with the Company; and

      WHEREAS, the Company and the Executive have mutually agreed upon modifications to such compensation, benefits and rights, and are entering into this Agreement for purposes of specifying and clarifying such matters and for purposes of terminating the Employment Agreement, except to the extent otherwise specified herein;

      NOW, THEREFORE, the Company and the Executive agree as follows:

      1.    RESIGNATION.

            (a) Effective as of the close of business, New York City time, on the Effective Date, the Executive hereby resigns as a director and as an officer and employee of the Company, and from any director, officer or similar positions he may hold with any subsidiary or affiliate of the Company (including, without limitation, Ticketmaster Online-City Search, Inc.). The Executive shall


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execute and deliver to the Company any and all additional documentation necessary to effectuate such resignations.

            (b) On the Effective Date, the Company shall pay the Executive that portion of his Base Salary (calculated at the rate of $750,000 per year) which is accrued and unpaid with respect to the period June 1, 2000 through and including the Effective Date.

            (c) From and after the Effective Date, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by him through the close of business on the Effective Date in performing his duties and responsibilities for the Company, subject to the Executive's submission of reasonable supporting documentation for such expenses. For purposes of this
Section 1(c) the term "reasonable and necessary business expenses" shall specifically include, without limitation, business expenses incurred by the Executive consistent with his past practices.

      2.    CONSULTING ARRANGEMENTS.

            (a) During the Consulting Term (as such term is hereinafter defined), the Executive shall serve in an advisory capacity to the Chairman and Chief Executive Officer of the Company for the purpose of providing such strategic consulting services as may be mutually agreed upon by the Executive and the Company's Chairman and Chief Executive Officer, including, without limitation, the making of strategic recommendations regarding the Company's business and operations and such other matters as are within the Executive's expertise. Such consulting services shall be performed at such place or places as shall be mutually agreed upon by the Executive and the Company and shall be, at the Company's discretion, for at least 20 hours per month. The Executive shall perform such consulting services at such time or times as may be convenient for the Executive and otherwise as mutually agreed upon by the Executive and the Company; provided, however, that the Executive shall not be required to provide any such services during the period from July 27, 2000 through and including August 31, 2000. For purposes of this Agreement, the "Consulting Term" shall be the period from June 22, 2000, through and including February 19, 2004.

            (b) As compensation for and in consideration of the consulting services to be performed hereunder, the Company shall pay the Executive a fee of $174,370.00 per month ("Monthly Consulting Fees"), with the first payment to be due upon the execution hereof, and a like payment to be due during the first week of each month thereafter during the remaining Consulting Term; provided, however, that the Monthly Consulting Fee due with respect to the month of June 2000, but only that month, shall be $136,326.00. Notwithstanding the immediately preceding sentence, at any time during the Consulting Term the Executive shall have the right and option (the "Early Termination Option"), exercisable only after the occurrence of a Triggering Event (as such term is hereinafter defined), to terminate in its entirety his obligation to provide consulting services hereunder and to receive a lump sum cash payment from the Company (the "Final Payment") equal to the remaining Monthly Consulting Fees then due hereunder, discounted from the dates such Monthly Consulting Fees would otherwise have been paid had the Executive not exercised the Early Termination Option at a discount rate of 5.0% per annum. The Executive shall exercise the Early Termination Option by providing written notice of same to the Company, which notice shall include confirmation that a Triggering Event has in fact occurred. The Company shall disburse the Final Payment to the Executive not later than 10 days after receipt of such notice and shall supply


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the Executive with reasonable supporting detail regarding the calculation of the
Final Payment. Notwithstanding anything to the contrary in this Agreement or any other document, the Executive's ability to make the Early Termination Option following the occurrence of a Triggering Event is expressly intended by the Company and the Executive to be an absolute and unconditional right, and, once exercised, to give rise to an absolute and unconditional payment obligation on the part of the Company, regardless of any breach or alleged breach of this Agreement by the Executive and subject to no defenses, counterclaims, offsets or the like in favor of the Company; provided, however, that this sentence shall not be applicable to any defenses, counterclaims, offsets or the like arising out of any conduct by the Executive prior to the Effective Date which would have given the Company grounds to terminate his employment for "Cause" (as such term is defined in Section 4(c) of the Employment Agreement) had such conduct been known by the Company. As used herein, a "Triggering Event" shall be deemed to have occurred at such time as (i) the Executive shall have accepted either employment or a consulting engagement with a substantial business enterprise that was theretofore unaffiliated with the Executive (the "New Company"), and
(ii) the New Company requests in writing that the Executive discontinue the provision of consulting services under this Agreement. The Company's obligation to pay Monthly Consulting Fees under this Section 2(b) shall not terminate upon the death or disability of the Executive.

            (c) The Executive shall be reimbursed for all reasonable expenses which are incurred in connection with the Executive's rendering of consulting services under this Agreement, subject to the submission of reasonable supporting documentation for such expenses.

            (d) During the Consulting Term, the Executive shall continue to have full rights to participate in the "VIP Program" of the Company's travel agency as if the Executive were continuing as the Chief Operating Officer of the Company throughout the Consulting Term. Such participation shall extend to any and all travel arrangements that the Executive may book during the Consulting Term, regardless of whether such arrangements are related to the Executive's provision of consulting services under this Agreement.

            (e) The Company and the Executive acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Executive provides consulting services hereunder, and that in performing consulting services pursuant to this Agreement the Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company and that no such relationship shall arise or subsist between the Executive and the Company during the Consulting Term, including any extension or renewal thereof.

      3. PRESS RELEASE. The Company and the Executive shall cooperate with one another in good faith to develop a mutually acceptable press release announcing the Executive's change in status relative to the Company. The parties acknowledge and agree that the general tone and content of such press release shall be consistent with the first four recital paragraphs of this Agreement.

      4. STOCK OPTIONS, RESTRICTED STOCK AND STOCK ACQUIRED THROUGH DEFERRED COMPENSATION.

            (a) The Company acknowledges and agrees that each of the options to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"), previously


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granted to the Executive on February 8, 1999 (currently representing the right to purchase an aggregate of 2,400,000 shares of Common Stock and herein called the "Options") shall be, and hereby are, immediately and fully vested and shall remain exercisable by the Executive (or any past or future permitted assignee) until February 19, 2004. In all respects, the Options shall continue to be governed by the terms and conditions of the applicable stock option plan and/or agreement (including, without limitation, the exercise price and the right to transfer the Options to certain permitted assignees). The Options (and the shares of Common Stock underlying same) have been duly registered under a registration statement filed under the Securities Act of 1933, as amended (the "1933 Act").

            (b) The Company acknowledges and agrees that all 280,000 shares (the "Restricted Shares") of Common Stock previously granted to the Executive pursuant to the Company's 1999 Bonus Stock Purchase Program (the "Restricted Share Program"), shall be immediately and fully vested effective as of June 26, 2000, and all restrictions thereon shall lapse effective as of June 26, 2000. The Restricted Shares have been duly registered under the 1933 Act.

            (c) The Company shall honor the Executive's previous deferral of $245,000 of his 1999 bonus under the Company's 1999 Bonus Stock Purchase Program and shall promptly issue (or cause its transfer agent to issue) an appropriate number of shares of Common Stock in accordance with the terms and conditions of such Program (including, without limitation, the 20% discount on the purchase price of such shares). Such shares have been duly registered under the 1933 Act.

            (d) The Executive agrees with respect to the shares of Common Stock acquired by him under the Options, the Restricted Share Program and the 1999 Bonus Stock Purchase Program not to sell, on any single trading day, more than that number of shares of Common Stock which shall be equal to 20% of the average daily trading volume of the Common Stock on the NASDAQ Stock Market over the 10 trading days immediately preceding the date of any proposed sale of such shares of Common Stock by the Executive, without first obtaining the Company's prior written consent.

      5. CONTINUATION OF BENEFITS. During the period from June 22, 2000 through and including February 19, 2004, the Company shall maintain, at its expense (provided that the Executive continues to make all required employee contributions consistent with past practice), all insurance coverages (including, without limitation, life insurance coverage equal to $11,000,000, which life insurance coverage shall be without any cost to the Executive; provided, however, that the Executive shall be entitled to designate the beneficiary or beneficiaries of such life insurance only with respect to 50% of the proceeds of such life insurance, with the Company entitled to the balance of such proceeds) and medical and health benefits in respect of the Executive and his family that were in effect immediately prior to the Effective Date.

      6. COMPUTERS AND RELATED EQUIPMENT. The Company hereby transfers and assigns to the Executive all right, title and interest of the Company in and to all cellular telephones, personal computers, printers, fax machines and similar items (together with all off-the-shelf software residing therein) heretofore provided by the Company to the Executive for use in any of the Executive's personal residences or automobiles. For a reasonable period after the Effective Date (not to exceed 90 days), the Company will make available to the Executive the services of members of the Company's information services or information technology staff in order that they may assist the Executive in


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migrating the aforementioned computers (and any related peripheral equipment)
off of the Company's network and related systems, and in connection with any tasks that may be necessary to enable such computers (and related peripheral equipment) to function and operate properly on a standalone basis.

      7.    OFFICE SPACE AND CLERICAL ASSISTANCE.

            (a) During a reasonable period of time from and after the Effective Date, the exact length of which shall be agreed upon by the Executive and the Chairman and Chief Executive Officer of the Company (the "Office Period"), the Company shall continue to provide the Executive with office space, office furnishings and related office support (e.g., telephone, personal computer, network connectivity, fax machine, mail service, etc.) in the Company's offices on the forty-third floor of 152 West 57th Street in New York City, such office space, furnishings and support to remain unchanged from that provided to the Executive immediately prior to the Effective Date for a period of 30 days after the Effective Date, and thereafter such office space, furnishings and support to be appropriate in view of the Executive's reduced role at the Company. Notwithstanding the foregoing sentence, the Company may at any time, upon not less than 30 days prior written notice to the Executive, terminate the Office Period and the Company's obligation to provide office space, office furnishings and related office support to the Executive.

            (b) During the Office Period, the Company shall continue to provide the Executive with a level of administrative and clerical support which is reasonably comparable to that enjoyed by the Executive immediately prior to the Effective Date, including, without limitation, the same number of administrative and clerical personnel.

      8. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling; provided, however, that the consulting fees (including, without limitation, any Final Payment) paid to the Executive under Section 2 hereof shall not be subject to any such withholding. The payments (or issuances of shares of Common Stock) under Sections 4(b) and (c) hereof will be made net of applicable withholding taxes unless the Executive has made other arrangements, reasonably satisfactory to the Company, to provide for such withholding.

      9.    SUCCESSORS AND BINDING AGREEMENT.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

            (b) This Agreement will inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.


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            (c)   This Agreement is personal in nature and neither of the
parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

      10. NOTICES. For all purposes of this Agreement (except as otherwise expressly provided in this Agreement with respect to notice periods), all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, to the parties in accordance with the following:

      If to the Company:            USA Networks, Inc.
                                    152 West 57th Street
                                    New York, New York 10019
                                    Attention:  Office of the Chairman

      If to the Executive:          Barry Baker
                                    28 Merry Hill Court
                                    Baltimore, Maryland 21208

                                    with a copy to:

                                    Andrew M. Baker, Esq.
                                    Baker Botts, L.L.P.
                                    2001 Ross Avenue
                                    Dallas, Texas  75201

or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      11. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

      12. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.


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      13.   MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and such writing is signed by the Executive and the Company. Failure to insist upon strict compliance with any of the terms, covenants or conditions in this Agreement shall not be deemed a waiver of such term, covenant or condition. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

      15. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement between the Executive and the Company, dated February 19, 1999, as amended to the date hereof, shall terminate automatically upon the execution and delivery of this Agreement by the parties hereto and shall thereafter be of no further force or effect; provided, however, that:

            (a) the provisions set forth in Section 4(e) of the Employment Agreement shall survive until February 19, 2004; provided, however, that (i) the reference in the first sentence of such Section 4(e) to "any payment provided to Executive pursuant to Section 4 hereof" shall be deemed amended to mean compensation paid under Sections 4(a), (b) and (c) of this Agreement, and (ii) the reference in the penultimate sentence of such Section 4(e) to "cash compensation paid pursuant to this Section 4" shall be deemed amended to mean cash amounts paid pursuant to this Agreement;

            (b) the provisions set forth in Section 5(a) of the Employment Agreement shall survive in accordance with their terms;

            (c) the provisions set forth in Section 5(b) of the Employment Agreement shall survive in accordance with their terms;

            (d) the provisions set forth in Section 14 of the Employment Agreement shall survive until the applicable statutes of limitation with respect to any claims or causes of action that could give rise to a claim by the Executive for indemnification under said Section 14 shall have expired; and

            (e) any related definitions of terms shall survive as necessary to give effect to the foregoing.

If it is determined by a court of competent jurisdiction in any state that any restriction in or referred to in this Section 15 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by such court to render it enforceable to the maximum extent permitted by the law of that state. Except as otherwise specified in this Section 15, this Agreement supersedes all prior agreements, arrangements and understandings with respect to the subject matter hereof, and the Executive shall not be entitled to


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any additional benefits from the Company, except to the extent otherwise provided by applicable law or the specific terms of the Company's benefit plans for similarly situated employees.

      16. INFORMATION REQUESTS; COOPERATION. For a period of two years after the Effective Date, the Executive agrees to make himself reasonably available to the Company to respond to requests by the Company's executive officers for information concerning matters involving facts or events relating to the Company that arose during the period of the Executive's employment with the Company and that may be within the Executive's knowledge, and to assist the Company as reasonably requested with respect to pending and future litigation, arbitrations or other dispute resolutions concerning matters involving facts or events relating to the Company that arose during the period of the Executive's employment with the Company.

     [Remainder of page intentionally left blank - signature page follows.]



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      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                          USA NETWORKS, INC.



                                          By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________




                                          _____________________________________
                                          Barry Baker





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